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                           CERTIFICATE OF DISSOLUTION
                                       OF
                              TPI ENTERPRISES, INC.


         Pursuant to the provisions of Section 14A:12-4(6) the New Jersey Business Corporation Act ("NJBCA"), the undersigned corporation certifies the following:

         1.       The name of the corporation is TPI ENTERPRISES, INC.

         2. The name of the registered agent of the corporation is United Corporate Services, Inc.

         3. The location of the registered office of the corporation is 666 Park Street, Montclair, NJ 07042.

         4. The names of the directors and officers of the corporation are as follows:

                              Name           Offices
                     Frederick W. Burford    President, Chief Financial Officer,
                                             Secretary and Director
                     Paul J. Siu             Assistant Secretary and Director

         5. The text of the board resolution authorizing the dissolution approved by the Board of Directors of the corporation on August 21, 1996 is as follows:

                           RESOLVED, that the Plan of Complete Liquidation (the
                  "Plan") authorizing the dissolution of the Corporation after the consummation of the transaction with Shoney's contemplated by the Reorganization Agreement, and all actions taken and done by the proper officers of the Corporation in furtherance of the resolutions previously adopted by the Board of Directors of the Corporation on February 20, 1996 with respect to the Plan, are hereby approved, adopted and ratified, subject to the consummation of the transactions contemplated by the Reorganization Agreement (the "Closing").

         6. The dissolution was approved by the shareholders of the corporation on August 21, 1996 at a Special Meeting of the Shareholders of TPI Enterprises, Inc. which was held at Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida.



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         7.       The number of outstanding shares of the corporation entitled to vote as a class on such dissolution was 20,636,198 shares of common stock, $.01 par value (the "Common Stock").

         8. The number of shares of Common Stock represented at the meeting was 15,618,451. The number of shares of Common Stock voted for the dissolution was 15,439,794. The number of shares of Common Stock voted against the dissolution was 147,379. The number of shares of Common Stock that abstained from voting was 31,278.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Dissolution as of this 24th day of December, 1996.


                                       TPI ENTERPRISES, INC.


                                       By: /s/ Frederick W. Burford
                                          ------------------------------------
                                            Frederick W. Burford
                                            President, Chief Financial Officer
                                            and Secretary